UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 24, 2014

Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code:
(216) 694-5700
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On October 24, 2014, Cliffs Natural Resources Inc. (the “Company”) entered into Amendment No. 5 (the “Amendment”) to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011 (as amended, the “Credit Agreement”), among the Company, the foreign subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent. The Amendment, among other matters: (i) reduces the size of the existing facility on a pro-rata basis from $1.250 billion to $1.125 billion; (ii) grants a valid and perfected first-priority (subject to certain permitted liens) security interest in certain property and assets of the Company and certain of its subsidiaries, subject to customary exclusions all specified in a security agreement; (iii) removes the current maximum balance sheet leverage ratio of debt to capitalization of less than 45 percent, which was a covenant introduced in June 2014, and replaces that covenant with a maximum leverage ratio covenant of secured debt to EBITDA that is not to exceed 3.5 times; (iv) retains the minimum interest coverage ratio requirement of 3.5 times, and subsequently reduces the minimum interest coverage ratio to 2.0 times upon completion of certain collateral actions within 60 days of the execution of the Amendment; (v) subjects restricted payments (including the $200 million share repurchase, which was approved in September 2014) and current dividend structure to a $400 million liquidity test; (vi) adds limitations regarding acquisitions, investments (including investments in non-wholly owned subsidiaries and joint ventures) and subsidiary debt; (vii) eliminates the accounts receivable securitization facility; and (viii) terminates the ability to have foreign borrowers under the Credit Agreement.
The Lenders have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing, foreign exchange and other advisory services to, or engage in transactions with, the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company or its subsidiaries or affiliates for such services.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date:	October 30, 2014	By:	/s/ James D. Graham
Name: James D. Graham
Title: Vice President, Chief Legal Officer & Secretary